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                                                                    EXHIBIT 23.1



                         Consent of Ernst & Young LLP


We consent to the reference of our firm under the captions "Prospectus Summary", "Selected Consolidated Financial and Operating Data" and "Experts" and to the use of our report dated February 15, 1998 (except Note 22, as to which the date is ____), with respect to the financial statements of Consol Energy, Inc. included in the Registration Statement on Form S-1 and the related Prospectus for the registration of shares of its common stock.


                                             Ernst & Young LLP


Pittsburgh, Pennsylvania

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 22 to the financial statements.


                                             /s/ Ernst & Young LLP


Pittsburgh, Pennsylvania
February 5, 1999